Exhibit 10.27

AMENDMENT NO. 4

TO

$10,000,000 U.S. CREDIT AGREEMENT

THIS AMENDMENT NO. 4 dated as of June 8, 2005 (this “Amendment”), is entered into by and among Euronet Worldwide, Inc., a Delaware corporation, as Borrower Agent and as a Borrower, PaySpot, Inc., a Delaware corporation, Euronet USA, Inc., an Arkansas corporation, Prepaid Concepts, Inc., a California corporation, Call Processing, Inc., a Texas corporation (each a “Borrower”, and collectively, the “Borrowers”), and Bank of America, N.A., a national banking association, as agent and as a lender (the “Lender”).

RECITALS

A. The Borrowers and the Lender, as agent and a lender have entered into that certain $10,000,000 U.S. Credit Agreement dated as of October 25, 2004, as amended or otherwise modified by that certain Amendment No. 1 and Limited Waiver, dated as of December 14, 2004, that certain Limited Waiver dated as of December 23, 2004, that certain Limited Waiver dated as of February 10, 2005, that certain Amendment No. 2 dated as of March 14, 2005, that certain Limited Waiver dated as of April 14, 2005, that certain Limited Waiver dated as of May 11, 2005, that certain Limited Waiver dated as of May 17, 2005 and that certain Amendment No. 3 dated as of May 25, 2005 (as so amended and modified, the “Credit Agreement”).

B. The Borrowers have requested that the Lender grant the amendment to the Credit Agreement as more fully described herein.

C. Subject to the representations and warranties of the Borrowers and upon the terms and conditions set forth in this Amendment, the Lender is willing to grant such amendment as more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, and to induce the Lender to enter into this Amendment, the Borrowers and the Lender hereby agree as follows:

SECTION 1. DEFINED TERMS. Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to such terms in the Credit Agreement.

SECTION 2. AMENDMENT.

2.1 Section 4.3(a) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:

“(a) The Borrowers shall pay to the Agent for the Pro Rata benefit of the Lenders interest on the unpaid principal amount of each Revolving Loan at the following rates per annum:

(i) Floating Rate Option. During any period while such Loan is a Prime Rate Loan, a per annum rate equal to the Prime Rate (as in effect from time to time) plus the Applicable Margin, in effect from time to time. The rate of interest applicable to Prime Rate Loans shall change as and when the Prime Rate changes.

(ii) Fixed Rate Option. The Borrowers may elect, in accordance with Section 4.8 hereof, to have a specified portion of the Revolving Loan bear interest from time to time at a fixed rate per annum equal to the LIBOR Rate for the applicable Interest Period plus the Applicable Margin in effect on the Disbursement Date, the date of conversion or the date of continuation, as applicable, as adjusted as provided in this Agreement. The interest rate (other than adjustments to the Applicable Margin as provided herein) with respect to any LIBOR Rate Loan shall not change during any Interest Period.”

2.2 Section 5.1 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:

“5.1 Fees.

(a) Fee Letter. The Borrowers shall pay to Agent the fees set forth in the Fee Letter.

(b) Unused Commitment Fees. The Borrowers shall pay to the Agent an unused commitment fee equal to (i) the average daily unused portion of the aggregate Revolving Credit Commitments under the Credit Agreement, computed on the last day of each fiscal quarter of the Holding Company Borrower, based upon the daily utilization for such fiscal quarter as calculated by the Agent, times (ii) the Applicable Margin. Such unused commitment fee shall accrue from the Closing Date to the Revolving Credit Termination Date, and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrowers, commencing on December 31, 2004, with the final payment to be made on the Revolving Credit Termination Date. The unused commitment fees provided for in this subsection shall accrue at all times after the Closing Date, including any time during which one or more of the conditions in Article 6 of the Credit Agreement are not met.

(c) Letter of Credit Fees. The Borrowers agree to pay to the Agent a fee in an amount equal to (i) the undrawn amount of all outstanding Letters of Credit, times (ii) the Applicable Margin. Such fee will be calculated and paid quarterly in arrears on the last business day of each fiscal quarter.”

2.3 Section 8.4(d) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:

“(d) Compliance Certificate. Together with each set of financial statements required under paragraphs (a) and (b) of this Section 8.4, a compliance certificate of the Holding Company Borrower in substantially the form of Exhibit 8.4 (a “Compliance Certificate”), signed on its behalf by the chief financial officer or treasurer of the Holding Company Borrower, showing the calculations necessary to determine compliance with all financial covenants contained in Article 9 of this Agreement and stating that (i) all of the representations and warranties set forth in Article 7 hereof (including those referring to the Schedules to this

Agreement) with respect to each Borrower, shall be true and correct as though made on and as of the date of the Compliance Certificate, except for matters specifically updated or described in the Compliance Certificate, (ii) that no default or event of default exists pursuant to the Convertible Senior Debenture Documents or any Subordinated Securities Documents or, if any such default or event of default exists, stating the nature and status thereof, and (iii) that no other Default or Event of Default exists or, if any other Default or Event of Default exists, stating the nature and status thereof.”

2.4 Section 8.5 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:

“8.5 Other Notices. Give prompt notice in writing to the Agent of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which might materially and adversely affect its business, properties or affairs of any Borrower or any other Obligor or the ability of any Borrower or any other Obligor to repay the Obligations, including, without limitation, the occurrence of any default or event of default under any Convertible Senior Debenture Document or Subordinated Securities Documents.

2.5 Section 9.1 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:

“9.1 Consolidated Funded Debt/EBITDA Ratios

(a) Consolidated Senior Funded Debt/EBITDA Ratio. Maintain as of the last day of each fiscal quarter set forth in the grid below, a Consolidated Senior Funded Debt/EBITDA Ratio no greater than the ratio set forth opposite such fiscal quarter for such fiscal quarter, determined in accordance with GAAP.

Fiscal Quarter	Ratio
The fiscal quarter ending June 30, 2005	2.75 to 1.00
The fiscal quarter ending September 30, 2005	2.75 to 1.00
The fiscal quarter ending December 31, 2005	2.75 to 1.00
Each fiscal quarter thereafter	2.50 to 1.00

“Consolidated Senior Funded Debt/EBITDA Ratio” means the ratio of (i) the aggregate outstanding principal amount of Senior Funded Debt of the Euronet Entities as of the last day of the applicable fiscal quarter to (ii) EBITDA of the Euronet Entities for the four (4) quarters ending on such date plus the pro forma amount of historic EBITDA for the four (4) quarters ending on such date, of any Euronet Entity acquired during such fiscal quarter or during any of the three (3) prior fiscal quarters.

“Senior Funded Debt” means, without duplication, all long term and current Indebtedness of the Euronet Entities as described in subsections (i), (iii), (iv), (v) and (vi) of the definition of “Indebtedness” set forth in Exhibit 1 hereto (including Indebtedness to shareholders), less any proceeds of any Indebtedness incurred by the Holding Company Borrower in connection with the issuance and sale of the Convertible Senior Debentures held by the Holding Company Borrower in the Proceeds Account, and excluding (A) Indebtedness incurred pursuant to Subordinated Securities permitted by Section 10.1(n)), (B) any Indebtedness as described in subsection (iv) of the definition of “Indebtedness” to the extent such Indebtedness is already included in subsections (i) or (iii) of the definition of “Indebtedness”, (C) any Indebtedness as described in subsection (v) of the definition of “Indebtedness” to the extent such Indebtedness is already included in subsections (i), (iii) or (iv) of the definition of “Indebtedness” and (D) any Indebtedness as described in subsections (iv) and (v) of the definition of “Indebtedness” to the extent such Indebtedness secures or guarantees Indebtedness described in subsection (ii) of the definition of “Indebtedness” or is Indebtedness described in Section 10.1(i), Section 10.2(o) and Section 10.2(p).

(b) Consolidated Total Funded Debt/EBITDA Ratio. Maintain as of the last day of each fiscal quarter, a Consolidated Total Funded Debt/EBITDA Ratio no greater than 3.25 to one for each fiscal quarter, determined in accordance with GAAP. “Consolidated Total Funded Debt/EBITDA Ratio” means the ratio of (i) the aggregate outstanding principal amount of Total Funded Debt of the Euronet Entities as of the last day of the applicable fiscal quarter to (ii) EBITDA of the Euronet Entities for the four (4) quarters ending on such date plus the pro forma amount of historic EBITDA for the four (4) quarters ending on such date, of any Euronet Entity acquired during such fiscal quarter or during any of the three (3) prior fiscal quarters. “Total Funded Debt” means, without duplication, all Senior Funded Debt plus any Indebtedness incurred pursuant to Subordinated Securities permitted by Section 10.1(n) less any proceeds of any Indebtedness incurred by the Holding Company Borrower in connection with the issuance and sale of the Subordinated Securities permitted by Section 10.1(n) held by the Holding Company Borrower in the Proceeds Account.”

2.6 Section 9.2 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:

“9.2 Consolidated Fixed Charge Coverage Ratio. Maintain as of the last day of each fiscal quarter, a Consolidated Fixed Charge Coverage Ratio of at least 1.25 to 1.00, determined on a consolidated basis in accordance with GAAP. “Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, for the Euronet Entities, the ratio of (i) EBITDAR for the four (4) fiscal quarters ending on such day less cash Capital Expenditures made during such four (4) fiscal quarters and tax expense paid and dividends paid during such four (4) fiscal quarters to (ii) the sum of interest expense and rent payments paid during such four (4) fiscal quarters, plus recurring payments of principal scheduled for the four (4) fiscal quarters after such day, all as calculated in accordance with GAAP, plus 33 1/3 % of the Revolving Credit Commitment.”

2.7 Sections 10.1 of the Credit Agreement is hereby amended by amending and restating Section 10.1(m) through the end of such Section in its entirety to read as follows:

“(m) up to an aggregate principal amount of $140,000,000 of Indebtedness incurred by the Holding Company Borrower in connection with the Convertible Senior Debentures, (n) up to an aggregate principal amount of $100,000,000 of Indebtedness directly incurred by the Holding Company Borrower, or incurred by the Holding Company Borrower as a guarantor, in connection with the Subordinated Securities; provided, that the proceeds of such Indebtedness shall be used solely for Acquisitions permitted hereby, the repayment of existing Indebtedness and for lawful general corporate purposes, (o) up to 19,000,000 Euro of Indebtedness related to standby letters of credit issued by Bank of America, on behalf of the the Holding Company Borrower in order to provide bank guarantees required by mobile phone operators and (p) in addition to the Indebtedness described in Section 10.1(a) through Section 10.1(o), Indebtedness on a consolidated basis for the Borrowers, not exceeding, at any time outstanding, an aggregate principal amount of Five Hundred Thousand Dollars ($500,000); provided that no Indebtedness otherwise permitted by this Section 10.1, shall result in or cause a breach or default under any Convertible Senior Debenture Document or any Subordinated Securities Document.”

2.8 Sections 10.2 of the Credit Agreement is hereby amended by:

(i) deleting the word “and” at the end of Section 10.2(p);

(ii) replacing the period at the end of Section 10.2(q) with “; and”;

(iii) adding a new Section 10.2(r) to read as follows:

“(r) Liens to secure up to 19,000,000 Euro of the Indebtedness to Bank of America pursuant to standby letters of credit permitted by Section 10.1(o) and Liens on up to an additional 10,000,000 Euro of cash collateral to secure Indebtedness with any Person pursuant to standby letters of credit to secure bank guarantees required by mobile phone operators.”; and

(iv) amending and restating the second proviso in the last paragraph of such Section to read as follows:

“provided, further that no Lien otherwise permitted by this Section 10.2 shall result in the creation or imposition of a Lien on the assets of the Holding Company Borrower or any of its Subsidiaries that would cause a breach or default under any Convertible Senior Debenture Document or any Subordinated Securities Document.”

2.9 Sections 10.7 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:

“10.7 Dividend Restriction. Holding Company Borrower may not declare any dividends or make any other distributions to shareholders or other persons holding equity interests in Holding Company Borrower; provided, that the Holding Company Borrower may (i) make payments to a holder of the Convertible Senior Debentures as permitted by Section 10.13(b) or (ii) make payments to a holder of the Subordinated Securities as permitted by Section 10.12(b).”

2.10 Sections 10.9 of the Credit Agreement is hereby amended by amending and restating the last sentence in the last paragraph of such Section in its entirety to read as follows:

“In no event will any Investment otherwise permitted by this Section 10.9 result in or cause a breach or default under any Convertible Senior Debenture Document or any Subordinated Securities Document.”

2.11 Sections 10.12 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:

“10.12 Limitation on Voluntary Payments and Modifications of Subordinated Securities Documents. The Holding Company Borrower shall not, and shall not permit any of its Subsidiaries to:

(a) amend, modify or waive, or permit the amendment, modification or waiver of the Subordinated Securities Documents without the prior written consent of the Agent; or

(b) make or offer to make any sinking fund payment, payment, prepayment, redemption, defeasance, purchase or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or otherwise segregate funds with respect to the Subordinated Securities Documents other than:

(i) regularly scheduled interest payments (including contingent interest, if any) required to be made in cash;

(ii) conversions of the Subordinated Securities into common stock of the Holding Company Borrower;

(iii) the redemption, retirement, repurchase, acquisition for value or payments of cash in connection with a conversion of Subordinated Securities, provided, that:

(A) both before and after giving effect to such redemption, repurchase, retirement, acquisition or conversion no Default or Event of Default shall have occurred and be continuing; and

(B) the Agent shall have received a Compliance Certificate certifying the matters described therein after giving effect to any such redemption, retirement, repurchase, acquisition or conversion.”

2.12 Sections 11.1(j) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:

“(j) Change of Control. (i) Except as permitted by Section 10.4, any Change of Control of any U.S. Subsidiary Borrower or Obligor, or any acquisition by a third-party of more than fifty percent (50%) of the ownership or voting capital of Holding Company Borrower or (ii) a “Change of Control” as defined in the Convertible Senior Debenture Indenture shall have occurred, or (iii) a change of control or substantively similar concept as provided in any Subordinated Securities Document shall have occurred.

2.13 Sections 11.1(l) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:

“(l) Default Under Other Agreements. The Holding Company Borrower or any of its Subsidiaries shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of the Convertible Senior Debenture Documents or the Subordinated Securities Documents; or the Holding Company Borrower or any of its Subsidiaries shall default in the performance or observance of any obligation or condition with respect to any Convertible Senior Debenture Document or Subordinated Securities Document, if the effect of such default is to accelerate the maturity or cause a mandatory redemption of any Indebtedness pursuant to any Convertible Senior Debenture Document or the Subordinated Securities Document, or to permit the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity or require a redemption or other repurchase thereof of any such Indebtedness, or any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment or a redemption or repurchase of such Indebtedness in accordance with Section 10.12 or Section 10.13, as applicable; or any such Indebtedness shall be declared to be due and payable, or shall be required to be prepaid, redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to its stated maturity other than as a result of a regularly scheduled payment or a redemption or repurchase of such Indebtedness in accordance with Section 10.12 or Section 10.13, as applicable.”

2.14 Exhibit 1 to the Credit Agreement is hereby amended by amending and restating the following defined terms in its entirety to read as follows:

““Applicable Margin” shall mean the percentage set forth below opposite the applicable Consolidated Senior Funded Debt/EBITDA Ratio calculated and adjusted on the first day of the month following the receipt by the Agent of each quarterly Compliance Certificate; any change in the “Applicable Margin” shall be effective with respect to any LIBOR Rate Loan, any Prime Rate Loan, any Unused Commitment Fee and any Letter of Credit Fee on or after each such date.

If the Euronet Entities’ Consolidated Senior Funded Debt / EBITDA Ratio is	Libor Rate Loans	Prime Rate Loans	Unused Commitment Fee	Letter of Credit Fee
greater than 2.50:1.00	2.50%	.25%	.25%	1.75%
less than or equal to 2.50:1.00, but greater than 2.00:1.00	2.25%	0%	.25%	1.75%
less than or equal to 2.00:1.00, but greater than 1.50:1.00	1.75%	0%	.20%	1.75%
less than or equal to 1.50:1.00, but greater than 1.00:1.00	1.25%	0%	.20%	1.75%
less than or equal to 1.00: 1.00	1.00%	0%	.15%	1.75%

Notwithstanding anything in this definition to the contrary, the Borrowers must maintain a Consolidated Senior Funded Debt Ratio in accordance with Section 9.1 or pay interest at the Default Rate in accordance with Section 4.3(b).”

“Fee Letter” shall mean that certain letter agreement regarding the amended and restatement of certain fees, dated June 1, 2005 among the Borrowers and the Agent.

““Proceeds Account” shall mean that certain account maintained with the Agent, established by the Holding Company Borrower for the purpose of depositing proceeds in connection with the issuance and sale of the Convertible Senior Debentures permitted pursuant to Section 10.1(m) or any Subordinated Securities permitted pursuant to Section 10.1(n), unless such account offers inferior interest rates or fees than a comparable account with another reputable banking institution, and in such case the Holding Company Borrower may designate such comparable account as the Proceeds Account.”

2.15 Exhibit 1 to the Credit Agreement is hereby amended by deleting the defined terms “Consolidated Funded Debt/EBITDA Ratio” and “Funded Debt”.

2.16 Exhibit 1 to the Credit Agreement is hereby amended by inserting the following defined terms in the appropriate alphabetical order:

“Consolidated Senior Funded Debt/EBITDA Ratio,” and “Consolidated Total Funded Debt/EBITDA Ratio” are defined in Article 9 of this Agreement.

“Senior Funded Debt” is defined in Section 9.1 of this Agreement.

“Subordinated Indenture” shall mean any Indenture between the Holding Company Borrower or a Subsidiary of the Holding Company Borrower, and a trustee with respect to any Subordinated Securities, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Subordinated Securities” shall mean any unsecured note, debentures or other securities issued by the Holding Company Borrower or by a Subsidiary of the Holding Company Borrower and guaranteed by the Holding Company Borrower, at any time or from time to time, in the maximum aggregate principal amount not to exceed $100,000,000, that are expressly subordinated to the Obligations pursuant to this Agreement and the “Obligations” pursuant to the Euro Credit Agreement, and that are issued pursuant to documentation in form and substance satisfactory to the Agent in its sole discretion, in each case as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement. “Subordinated Securities” do not include the Convertible Senior Debentures.

“Subordinated Security Documents” shall mean the Subordinated Indenture and the Subordinated Securities.

“Total Funded Debt” is defined in Section 9.1 of this Agreement.

SECTION 3. LIMITATIONS ON AMENDMENT.

3.1 The amendments set forth in Section 2 above are effective for the purposes set forth herein and will be limited precisely as written and will not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, (b) otherwise prejudice any right or remedy which the Agent or the Lenders may now have or may have in the future under or in connection with the Credit

Agreement or any other Loan Document or (c) be a consent to any future amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document.

3.2 This Amendment is to be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein waived or amended, are hereby ratified and confirmed and will remain in full force and effect.

SECTION 4. REPRESENTATIONS AND WARRANTIES. In order to induce the Lender to enter into this Amendment, the Borrowers represent and warrant to the Lender as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents (other than those which expressly speak as of a different date) are true, accurate and complete in all material respects as of the date hereof and (b) no Default or Event of Default has occurred and is continuing;

4.2 Each Borrower has the corporate power and authority and legal right to execute and deliver this Amendment and to perform its obligations hereunder. Such execution and delivery have been duly authorized by proper proceedings, and this Amendment constitutes the legal, valid and binding obligations of each Borrower, enforceable against each of them in accordance with their respective terms;

4.3 The articles of incorporation, bylaws and other organizational documents of each Borrower delivered to the Lender as a condition precedent to the effectiveness of the Credit Agreement are true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect; and

4.4 The execution, delivery and performance of this Amendment will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Borrower, any provision of each Borrower’s respective articles or certificate of incorporation, by-laws or other charter documents, or the provisions of any indenture, instrument or other written or oral agreement to which any Borrower is a party or is subject or by which any Borrower or any of its property is bound, or conflict therewith or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on any of its property pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required by or in respect of the Borrowers to authorize or is required in connection with the execution, delivery and performance of or the enforceability of this Amendment.

SECTION 5. EXPENSES. The Borrowers, jointly and severally, agree to pay to Lender upon demand, the amount of any and all out-of-pocket expenses, including the reasonable fees and expenses of its counsel, which Lender may incur in connection with the preparation, documentation, and negotiation of this Amendment and all related documents.

SECTION 6. REAFFIRMATION. Each Borrower hereby reaffirms its obligations under each Loan Document to which it is a party.

SECTION 7. EFFECTIVENESS. This Amendment will become effective as of the date hereof upon:

7.1 the execution and delivery of this Amendment, whether the same or different copies, by each Borrower and Lender;

7.2 the Agent shall have received a pro forma Compliance Certificate in form and substance satisfactory to the Agent, demonstrating that the Borrowers will be, after giving effect to this Amendment, in compliance with each of the financial covenants set forth in Article 9 of the Credit Agreement.

7.3 the Agent shall have received pro forma financial statements and projections and a pro forma Compliance Certificate, demonstrating that Borrowers will be, after giving effect to the Acquisition of Ukrainian Processing Center CJSC, in compliance with each of the financial covenants set forth in Article 9.

7.4 The Agent shall have received (i) a copy of the Fee Letter executed by the Borrowers and (ii) all Fees payable in accordance with Section 5.1 of the Credit Agreement (as amended hereby) and the Fee Letter.

7.5 All conditions set forth in Section 7 of Amendment No. 4 to the Euro Credit Agreement shall have been satisfied.

SECTION 8. GOVERNING LAW. This Amendment will be governed by and will be construed and enforced in accordance with the laws of the State of Missouri.

SECTION 9. CLAIMS, COUNTERCLAIMS, DEFENSES, RIGHTS OF SET-OFF. Each Borrower hereby represents and warrants to the Lender that it has no knowledge of any facts what would support a claim, counterclaim, defense or right of set-off.

SECTION 10. COUNTERPARTS. This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts will be deemed an original of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

BORROWERS:	EURONET WORLDWIDE, INC.,
a Delaware corporation

	By:	/s/ Rick Weller
	Name:	Rick Weller
	Title:	Executive Vice President and Chief Financial Officer

PAYSPOT, INC.,
a Delaware corporation

	By:	/s/ Jeff Newman
	Name:	Jeff Newman
	Title:	Vice President

EURONET USA, INC.,
an Arkansas corporation

	By:	/s/ Jeff Newman
	Name:	Jeff Newman
	Title:	Vice President

PREPAID CONCEPTS, INC.,
a California corporation

	By:	/s/ Jeff Newman
	Name:	Jeff Newman
	Title:	Vice President

CALL PROCESSING, INC.,
a Texas corporation

	By:	/s/ Rick Weller
	Name:	Rick Weller
	Title:	Vice President

Signature Page to Amendment No. 4 to U.S Credit Agreement

AGENT AND LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ John P. Mills
	Name:	John P. Mills
	Title:	Vice President

Signature Page to Amendment No. 4 to U.S Credit Agreement